Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of the Annual Report of Seychelle Environmental Technologies, Inc. on Form 10-KSB of our report dated May 29, 2008, on the consolidated financial statements of Seychelle Environmental Technologies, Inc., as of February 29, 2008 and for the fiscal years ended February 29, 2008 and February 28, 2007.

/s/ Windes & McClaughry  Accountancy Corporation
Irvine, California
May 29, 2008